FOR IMMEDIATE RELEASE
DATE: January 26, 2017

HERITAGE FINANCIAL ANNOUNCES FOURTH QUARTER AND ANNUAL 2016 RESULTS AND DECLARES REGULAR CASH DIVIDEND

•
Diluted earnings per common share were $0.33 for the quarter ended December 31, 2016 compared to $0.32 for the quarter ended December 31, 2015 and $0.37 for the linked-quarter ended September 30, 2016.

•	Diluted earnings per common share were $1.30 for the year ended December 31, 2016 compared to $1.25 for the year ended December 31, 2015.

•	Heritage declared a regular cash dividend of $0.12 per common share on January 25, 2017.

•	Return on average assets was 1.03%, return on average equity was 8.04% and return on average tangible common equity was 10.84% for the quarter ended December 31, 2016.

•
Total loans receivable, net, increased $60.9 million, or 2.4%, to $2.61 billion at December 31, 2016 from $2.55 billion at September 30, 2016 and increased $237.4 million, or 10.0%, from $2.37 billion at December 31, 2015.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”) today reported that the Company had net income of $9.9 million for the quarter ended December 31, 2016 compared to net income of $9.5 million for the quarter ended December 31, 2015 and $11.0 million for the linked-quarter ended September 30, 2016. Diluted earnings per common share for the quarter ended December 31, 2016 was $0.33 compared to $0.32 for the quarter ended December 31, 2015 and $0.37 for the linked-quarter ended September 30, 2016.
The Company had net income of $38.9 million for the year ended December 31, 2016, or $1.30 per diluted common share, compared to net income of $37.5 million, or $1.25 per diluted common share, for the year ended December 31, 2015.
Brian L. Vance, President and CEO, commented, "We completed what I believe was an overall positive year of performance for the company. I was particularly pleased with our loan growth and our expense control. We had previously guided 2016 loan growth at the 6-8% range and finished the year with 10.0% net loan growth boosted by strong fourth quarter loan production.
I was also pleased with the continued improvement to our expense control as measured by our overhead ratio. We finished the year with a fourth quarter overhead ratio at 2.78%, which is a considerable improvement over same period last year at 2.92%. Additionally, fourth quarter 2016 marks the 5th consecutive quarter of improvement in our overhead ratio.
I continue to have a good deal of confidence in our team being able to leverage a strong Pacific Northwest economy and look forward to what I believe will be another strong year of performance for us in 2017.”

Balance Sheet
The Company’s total assets increased $28.7 million, or 0.7%, to $3.88 billion at December 31, 2016 from $3.85 billion at September 30, 2016.
Loans receivable, net of allowance for loan losses, increased $60.9 million, or 2.4%, to $2.61 billion at December 31, 2016 from $2.55 billion at September 30, 2016. The growth in loans receivable was due primarily to increases of $78.4 million in non-owner occupied commercial real estate loans and $10.0 million in real estate construction and land development loans, offset partially by a $20.1 million decrease in owner occupied commercial real estate loans during the quarter ended December 31, 2016. Loans receivable, net of allowance for loan losses, increased $237.4 million, or 10.0% from $2.37 billion at December 31, 2015. The year-over-year loan growth was primarily a result of increases of $126.9 million in non-owner occupied commercial real estate loans, $52.1 million in real estate construction and land development loans and $41.0 million in commercial and industrial loans during the year ended December 31, 2016.
Investment securities available for sale decreased $24.5 million, or 3.0%, to $794.6 million at December 31, 2016 from $819.2 million at September 30, 2016. The decrease was due primarily to net unrealized losses on investment securities of $21.0 million during the quarter ended December 31, 2016 as a result of market conditions which reduced bond prices. The decrease was also attributable to maturities, calls and payments of investment securities of $35.1 million and sales of investment securities of $46.0 million, offset partially by purchases of investment securities of $79.5 million. The sales of investment securities resulted in recognized gains of $209,000 during the quarter ended December 31, 2016.
Total deposits decreased $12.8 million, or 0.4%, to $3.23 billion at December 31, 2016 from $3.24 billion at September 30, 2016. Non-maturity deposits as a percentage of total deposits increased to 88.9% at December 31, 2016 from 88.6% at September 30, 2016. The increase in this ratio was due primarily to a decrease of $11.2 million, or 3.0%, in certificates of deposit to $357.4 million at December 31, 2016 from $368.6 million at September 30, 2016. Non-maturity deposits also decreased $1.5 million, or 0.1%, primarily due to a decrease of $11.6 million, or 2.2%, in money market accounts to $523.9 million at December 31, 2016 from $535.5 million at September 30, 2016 and a decrease in savings deposits of $6.1 million, or 1.2%, to $502.5 million at December 31, 2016 from $508.6 million at September 30, 2016, offset partially by an increase in noninterest bearing demand deposits of $16.2 million, or 1.9%, to $882.1 million at December 31, 2016 from $865.9 million at September 30, 2016.
Federal Home Loan Bank Advances increased $61.9 million, or 349.7%, to $79.6 million at December 31, 2016 compared to $17.7 million at September 30, 2016. There were no Federal Home Loan Advances outstanding at December 31, 2015. The increase in advances was due to the increase in loans and decrease in deposits during the quarter.
Total stockholders’ equity decreased $14.2 million, or 2.9%, to $481.8 million at December 31, 2016 from $496.0 million at September 30, 2016. The decrease was primarily due other comprehensive loss of $13.7 million and cash dividends paid of $11.1 million, partially offset by net income of $9.9 million. The other comprehensive loss was the primary reason for the decrease in the ratio of tangible common equity to tangible assets to 9.5% at December 31, 2016 from 9.9% at September 30, 2016. This decrease in accumulated other comprehensive income, however, did not impact the Company's and the Bank's regulatory capital ratios at December 31, 2016. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of 11.5%, 10.3%, 12.1% and 13.1%, respectively at December 31, 2016, compared to 11.4%, 10.5%, 12.0% and 13.0%, respectively, at September 30, 2016, and 12.0%, 10.4%, 12.7% and 13.7%, respectively, at December 31, 2015.

Credit Quality
The allowance for loan losses increased $872,000, or 2.9%, to $31.1 million for the quarter ended December 31, 2016 from $30.2 million for the linked-quarter ended September 30, 2016. The increase was due to a provision for loan losses of $1.2 million during the quarter ended December 31, 2016 and net charge-offs of $305,000 recognized during the same period. The allowance for loan losses increased $1.3 million, or 4.5%, from $29.7 million at December 31, 2015 due to a provision for loan losses of $4.9 million during the year ended December 31, 2016 and net charge-offs of $3.6 million recognized during the same period.
Nonperforming loans to loans receivable, net, decreased to 0.41% at December 31, 2016 from 0.45% at September 30, 2016 and increased from 0.40% at December 31, 2015. Nonaccrual loans decreased $631,000, or 5.5%, to $10.9 million ($2.8 million guaranteed by government agencies) at December 31, 2016 from $11.5 million ($3.0 million guaranteed by government agencies) at September 30, 2016 and increased $1.2 million, or 12.8%, from $9.7 million

($1.3 million guaranteed by government agencies) at December 31, 2015. The decrease from the linked-quarter was due primarily to net principal reductions of $836,000, transfers to other real estate owned of $523,000 and charge-offs of $434,000, offset partially by new additions to nonaccrual loans of $586,000 and additions resulting from troubled debt restructured loans being transferred to nonaccrual status of $576,000.
The allowance for loan losses to nonperforming loans was 284.93% at December 31, 2016 compared to 261.79% at September 30, 2016 and 307.67% at December 31, 2015.
Potential problem loans were $87.8 million at December 31, 2016 compared to $101.0 million at September 30, 2016 and $110.4 million at December 31, 2015. The $13.2 million, or 13.1%, decrease from the linked-quarter was primarily due to net loan payments of $10.3 million, loans transferred to impaired status of $3.5 million, loan grade improvements of $2.3 million and loans transferred to other real estate owned of $231,000, offset partially by the addition during the period of $3.2 million of loans graded as potential problem loans.
The allowance for loan losses to loans receivable, net was 1.18% at December 31, 2016 compared to 1.17% at September 30, 2016 and 1.24% at December 31, 2015. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at December 31, 2016. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discounts on these purchased loans was $13.5 million at December 31, 2016 compared to $14.7 million at September 30, 2016 and $20.4 million at December 31, 2015.
Net charge-offs were $305,000 for the quarter ended December 31, 2016 compared to net charge-offs of $382,000 for the same quarter in 2015 and net recoveries of $290,000 for the linked-quarter ended September 30, 2016. The net charge-offs for the quarter ended December 31, 2016 was due primarily to a partial charge-off of $224,000 on a commercial and industrial loan that became delinquent during the quarter. Net charge-offs for the year ended December 31, 2016 were $3.6 million compared to net charge-offs of $2.4 million for the year ended December 31, 2015.
Nonperforming assets increased $123,000, or 1.1%, to $11.7 million ($2.8 million guaranteed by government agencies), or 0.30% of total assets, at December 31, 2016, compared to $11.5 million ($3.0 million guaranteed by government agencies), or 0.30% of total assets, at September 30, 2016 due to an increase in other real estate owned, offset by a decrease in nonperforming loans discussed above. The Bank had $754,000 other real estate owned at December 31, 2016 compared to no other real estate owned at September 30, 2016 as a result of the addition of two properties during the quarter ended December 31, 2016. Nonperforming assets decreased $24,000, or 0.2%, from December 31, 2015 as a result of a decrease in other real estate owned, offset by an increase in nonperforming loans.

Operating Results
Net interest income increased $520,000, or 1.6%, to $33.1 million for the quarter ended December 31, 2016 compared to $32.5 million for the same period in 2015 and decreased $551,000, or 1.6%, from $33.6 million for the linked-quarter ended September 30, 2016. Net interest income increased $2.9 million, or 2.2%, to $132.5 million for the year ended December 31, 2016 compared to $129.6 million for the year ended 2015. The increase in net interest income from the same periods in 2015 was primarily due to an increase in average interest earning assets, partially offset by a decrease in the yield on average interest earning assets during the respective periods. The decrease compared to the linked-quarter was due primarily to the decrease in yield on average earning assets.
Heritage’s net interest margin for the quarter ended December 31, 2016 decreased 12 basis points to 3.85% from 3.97% for the same period in 2015 and decreased ten basis points from 3.95% for the linked-quarter ended September 30, 2016. The net interest margin for the year ended December 31, 2016 decreased 15 basis points to 3.96% from 4.11% for the same period in 2015. The decreases in net interest margin from the prior periods in 2015 were due substantially to the decreases in incremental accretion on purchased loans of $835,000, or 36.0%, to $1.5 million for the quarter ended December 31, 2016 compared to $2.3 million for the same period in 2015 and decreases of $3.1 million, or 30.5%, to $7.2 million for the year ended December 31, 2016 compared to $10.3 million for the year ended December 31, 2015. The impact on net interest margin from incremental accretion on purchased loans is included in the table below. The incremental accretion is highly dependent on purchased loan prepayments during the period. The decrease in net interest margin from the linked-quarter ended September 30, 2016 was due primarily to a decrease in the loan and investment securities yields during the quarter.

The following table presents the net interest margin, loan yield and the effect of the incremental accretion on purchased loans on these ratios for the periods presented below:

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(Dollars in thousands)
Net interest margin, excluding incremental accretion on purchased loans (1)	3.68%	3.77%	3.69%	3.75%	3.78%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.17%	0.18%	0.28%	0.21%	0.33%
Net interest margin	3.85%	3.95%	3.97%	3.96%	4.11%

Loan yield, excluding incremental accretion on purchased loans (1)	4.49%	4.63%	4.70%	4.62%	4.81%
Impact on loan yield from incremental accretion on purchased loans (1)	0.23%	0.24%	0.39%	0.29%	0.44%
Loan yield	4.72%	4.87%	5.09%	4.91%	5.25%

Incremental accretion on purchased loans (1)	$1,486	$1,530	$2,321	$7,155	$10,293

(1)
As of the dates of the completion of each of the merger and acquisition transactions, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. The difference between the contractual loan balance and the fair value represents the purchased discount. The purchased discount is accreted into income over the estimated remaining life of the loan or pool of loans, based upon results of the quarterly cash flow re-estimation. The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes.

The net interest margin, excluding incremental accretion on purchased loans, decreased one basis point to 3.68% for the quarter ended December 31, 2016 compared to 3.69% for the same period in 2015 and decreased nine basis points from 3.77% for the linked-quarter ended September 30, 2016. The net interest margin, excluding incremental accretion on purchased loans, decreased three basis points to 3.75% for the year ended December 31, 2016 from 3.78% for the year ended 2015. The net interest margin, excluding incremental accretion on purchased loans, has been impacted by a declining trend in contractual loan note rates. Offsetting the decrease in contractual loan note rates are increases in the yields on investment securities from the 2015 comparable periods as well as increases in the percentage of average loans receivable to total average earning assets.
Yields on loans, excluding incremental accretion on purchased loans, were 4.49% for the quarter ended December 31, 2016 compared to 4.70% for the same period in 2015 and 4.63% for the linked-quarter ended September 30, 2016. Yields on loans, excluding incremental accretion on purchased loans, were 4.62% for the year ended December 31, 2016 compared to 4.81% for the year ended 2015. Average contractual loan note rates in the loan portfolio continued to decline as did the impact on loan yield from incremental accretion of purchased loans as the purchased portfolio continued to pay-down.
Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Our pre-incremental accretion net interest margin decreased from the prior quarter due mostly to lower pre-incremental accretion yields on the loan portfolio, continuing a declining trend due to note rates on new loans being lower than the overall portfolio rates. The lower overall note rates on new loans was partially due to an increase in floating rate LIBOR-based loans of $34.3 million during the 4th quarter. Although these floating rate loans earn less interest income than comparable fixed rate loans at the time of origination, they will help improve overall loan portfolio performance in a rising rate environment."
The provision for loan losses was $1.2 million for the quarter ended December 31, 2016 compared to $1.1 million for the quarter ended December 31, 2015 and $1.5 million for the linked-quarter ended September 30, 2016. The provision for loan losses was $4.9 million for the year ended December 31, 2016 compared to $4.4 million for the year ended December 31, 2015. The amount of provision for loan losses was necessary to increase the allowance for loan losses to an amount that management determined to be appropriate based on the use of a consistent methodology. The increase in the allowance for loan losses was necessary primarily as a result of loan growth.
Noninterest income increased $688,000, or 9.2%, to $8.2 million for the quarter ended December 31, 2016 compared to $7.5 million for the same period in 2015 and decreased $1.7 million, or 17.0%, from $9.9 million for the linked-quarter ended September 30, 2016. The increase from the same quarter in 2015 was due primarily to increases in gain on sale of loans as a result of the increase in mortgage operations. The decrease from the linked-quarter was due primarily to a $2.1 million gain on sale of loans recorded during the quarter ended September 30, 2016 as a result of the sale of a previously classified purchased credit impaired loan. Noninterest income decreased $649,000, or 2.0%, to $31.6 million for the year ended December 31, 2016 compared to $32.3 million for the year ended 2015. The decrease in noninterest income for the year ended December 31, 2016 compared to the same period in 2015 was primarily due to a gain on sale of Merchant Visa portfolio of $2.2 million and a gain on termination of the FDIC shared-loss agreements of $1.7 million recognized during 2015, offset partially by an increase of gain on sale of loans of $2.3 million, or 49.3%, for the year ended December 31, 2016, (primarily as a result of the above mentioned sale of a purchased credit impaired loan) and an increase of interest rate swap fees of $1.4 million, or 310.2%, for the year ended December 31, 2016.
Noninterest expense remained relatively constant at $26.8 million for the quarters ended December 31, 2016, December 31, 2015 and the linked-quarter ended September 30, 2016. The $40,000, or 0.1%, increase from the same period in 2015 was primarily due to an increase in compensation and employee benefits expense, offset partially by a decrease in occupancy and equipment expense. Noninterest expense increased $265,000, or 0.2%, to $106.5 million for the year ended December 31, 2016 compared to $106.2 million for the same period in 2015 primarily due to an increase in compensation and employee benefits expense, offset by decreases in other expense, amortization of intangible assets and other real estate owned, net expense. The ratio of noninterest expense to average assets (annualized) decreased to 2.78% for the quarter ended December 31, 2016 compared to 2.92% for the same period in 2015 and 2.81% for the linked-quarter ended September 30, 2016, and this ratio decreased to 2.84% for the year ended December 31, 2016 from 3.01% for the year ended December 31, 2015.
Income tax expense was $3.4 million for the quarter ended December 31, 2016 compared to $2.6 million for the comparable quarter in 2015 and $4.1 million for the linked-quarter ended September 30, 2016. The increase in income tax expense from the same quarter in 2015 was due to a combination of increases in pre-tax income and the effective tax rate. The decrease in income tax expense from the linked-quarter ended September 30, 2016 was due to a combination of decreases in pre-tax income and the effective tax rate. The effective tax rate was 25.4% for the quarter ended December 31, 2016 compared to 21.8% for the comparable quarter in 2015 and 27.2% for the linked-quarter ended September 30, 2016. Income tax expense was $13.8 million for both the years ended December 31, 2016 and December 31, 2015 which was the result of an increase in pre-tax income for 2016, offset by lower effective tax rate due to increases in both tax exempt loans and investment securities and increases in low income housing tax credits. The effective tax rate for the year ended December 31, 2016 was 26.2% compared to 26.9% for the year ended December 31, 2015.
Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented, “The Heritage team worked diligently in 2016 to improve our trend lines on all fronts with good success. It is gratifying to see the positive results in the form of improvements in non-maturity deposits, controlled loan growth, good expense control, strong fee income, and good credit quality.”

Dividends
On January 25, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.12 per common share. The dividend is payable on February 23, 2017 to shareholders of record as of the close of business on February 9, 2017.

Earnings Conference Call
The Company will hold a telephone conference call to discuss this earnings release on January 26, 2017 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1085 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through February 9, 2017, by dialing (800) 475-6701 -- access code 415069.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 63 banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures
This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	December 31, 2016	September 30, 2016	December 31, 2015
	(In thousands)
Stockholders' equity	$481,763	$496,012	$469,970
Less: goodwill and other intangible assets	126,403	126,761	127,818
Tangible common stockholders' equity	$355,360	$369,251	$342,152

Total assets	$3,875,077	$3,846,376	$3,650,792
Less: goodwill and other intangible assets	126,403	126,761	127,818
Tangible assets	$3,748,674	$3,719,615	$3,522,974

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets, which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to increase our allowance for loan losses; changes in general economic conditions, either nationally or in our market areas; changes in tax laws or regulations; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; new legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated statements of financial condition; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy of pursuing acquisitions and denovo branching; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including those from the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank, Valley Community Bancshares and Washington Banking Company transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	December 31, 2016	September 30, 2016	December 31, 2015
Assets
Cash on hand and in banks	$77,117	$86,142	$63,816
Interest earning deposits	26,628	26,618	62,824
Cash and cash equivalents	103,745	112,760	126,640
Other interest earning deposits	—	5,461	6,719
Investment securities available for sale	794,645	819,159	811,869
Loans held for sale	11,662	8,964	7,682
Loans receivable, net	2,640,749	2,578,977	2,402,042
Allowance for loan losses	(31,083)	(30,211)	(29,746)
Total loans receivable, net	2,609,666	2,548,766	2,372,296
Other real estate owned	754	—	2,019
Premises and equipment, net	63,911	63,312	61,891
Federal Home Loan Bank stock, at cost	7,564	5,088	4,148
Bank owned life insurance	70,355	69,962	60,876
Accrued interest receivable	10,925	11,327	10,469
Prepaid expenses and other assets	75,447	74,816	58,365
Other intangible assets, net	7,374	7,732	8,789
Goodwill	119,029	119,029	119,029
Total assets	$3,875,077	$3,846,376	$3,650,792

Liabilities and Stockholders' Equity
Deposits	$3,229,648	$3,242,421	$3,108,287
Federal Home Loan Bank advances	79,600	17,700	—
Junior subordinated debentures	19,717	19,644	19,424
Securities sold under agreement to repurchase	22,104	22,425	23,214
Accrued expenses and other liabilities	42,245	48,174	29,897
Total liabilities	3,393,314	3,350,364	3,180,822

Common stock	359,060	358,451	359,451
Retained earnings	125,309	126,497	107,960
Accumulated other comprehensive (loss) income, net	(2,606)	11,064	2,559
Total stockholders' equity	481,763	496,012	469,970
Total liabilities and stockholders' equity	$3,875,077	$3,846,376	$3,650,792

Common stock, shares outstanding	29,954,931	29,946,823	29,975,439

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income:
Interest and fees on loans	$30,552	$30,915	$30,474	$122,147	$121,687
Taxable interest on investment securities	2,693	2,888	2,378	11,215	9,578
Nontaxable interest on investment securities	1,271	1,235	1,059	4,870	4,196
Interest and dividends on other interest earning assets	55	76	105	280	278
Total interest income	34,571	35,114	34,016	138,512	135,739
Interest expense:
Deposits	1,245	1,269	1,267	5,010	5,229
Junior subordinated debentures	233	221	200	880	827
Other borrowings	38	18	14	116	64
Total interest expense	1,516	1,508	1,481	6,006	6,120
Net interest income	33,055	33,606	32,535	132,506	129,619
Provision for loan losses	1,177	1,495	1,124	4,931	4,372
Net interest income after provision for loan losses	31,878	32,111	31,411	127,575	125,247
Noninterest income:
Service charges and other fees	3,892	3,630	3,604	14,354	14,179
Gain on sale of investment securities, net	209	345	154	1,315	1,516
Gain on sale of loans, net	1,588	3,435	854	6,994	4,683
Gain on termination of FDIC shared-loss agreements	—	—	—	—	1,747
Gain on sale of Merchant Visa portfolio	—	—	548	—	2,198
Interest rate swap fees	749	742	329	1,854	452
Other income	1,748	1,715	2,009	7,102	7,493
Total noninterest income	8,186	9,867	7,498	31,619	32,268
Noninterest expense:
Compensation and employee benefits	15,753	15,633	15,150	61,405	58,134
Occupancy and equipment	3,890	3,926	4,336	15,763	15,846
Data processing	1,748	1,943	1,750	7,312	7,700
Marketing	581	745	471	2,835	3,066
Professional services	1,098	830	933	3,606	3,536
State and local taxes	585	820	570	2,616	2,378
Federal deposit insurance premium	304	296	509	1,620	2,046
Other real estate owned, net	4	(142)	153	334	1,007
Amortization of intangible assets	358	359	523	1,415	2,100
Other expense	2,488	2,408	2,374	9,567	10,395
Total noninterest expense	26,809	26,818	26,769	106,473	106,208
Income before income taxes	13,255	15,160	12,140	52,721	51,307
Income tax expense	3,362	4,121	2,647	13,803	13,818
Net income	$9,893	$11,039	$9,493	$38,918	$37,489

Basic earnings per common share	$0.33	$0.37	$0.32	$1.30	$1.25
Diluted earnings per common share	$0.33	$0.37	$0.32	$1.30	$1.25
Dividends declared per common share	$0.37	$0.12	$0.11	$0.72	$0.53

Average number of basic common shares outstanding	29,687,533	29,684,775	29,708,180	29,678,302	29,789,615
Average number of diluted common shares outstanding	29,702,569	29,695,806	29,729,368	29,692,153	29,812,340

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Performance Ratios:
Efficiency ratio	65.01%	61.69%	66.87%	64.87%	65.61%
Noninterest expense to average assets, annualized	2.78%	2.81%	2.92%	2.84%	3.01%
Return on average assets, annualized	1.03%	1.16%	1.04%	1.04%	1.06%
Return on average equity, annualized	8.04%	8.90%	8.03%	8.01%	8.08%
Return on average tangible common equity, annualized	10.84%	11.99%	11.04%	10.85%	11.18%
Net charge-offs (recoveries) on loans to average loans, annualized	0.05%	(0.05)%	0.06%	0.14%	0.10%

	As of Period End
	December 31, 2016	September 30, 2016	December 31, 2015
Financial Measures:
Book value per common share	$16.08	$16.56	$15.68
Tangible book value per common share	$11.86	$12.33	$11.41
Stockholders' equity to total assets	12.4%	12.9%	12.9%
Tangible common equity to tangible assets	9.5%	9.9%	9.7%
Common equity Tier 1 capital to risk-weighted assets	11.5%	11.4%	12.0%
Tier 1 leverage capital to average quarterly assets	10.3%	10.5%	10.4%
Tier 1 capital to risk-weighted assets	12.1%	12.0%	12.7%
Total capital to risk-weighted assets	13.1%	13.0%	13.7%
Net loans to deposits ratio (1)	81.2%	78.9%	76.6%
Deposits per branch	$51,264	$51,467	$46,392
(1) Includes loans held for sale

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Allowance for Loan Losses:
Balance, beginning of period	$30,211	$28,426	$29,004	$29,746	$27,729
Provision for loan losses	1,177	1,495	1,124	4,931	4,372
Net (charge-offs) recoveries:
Commercial business	37	665	(67)	(2,309)	(1,200)
One-to-four family residential	—	—	—	2	13
Real estate construction and land development	—	—	—	(71)	(6)
Consumer	(342)	(375)	(315)	(1,216)	(1,162)
Total net (charge-offs) recoveries	(305)	290	(382)	(3,594)	(2,355)
Balance, end of period	$31,083	$30,211	$29,746	$31,083	$29,746

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Other Real Estate Owned:
Balance, beginning of period	$—	$1,560	$2,071	$2,019	$3,355
Additions	754	25	421	1,431	2,845
Proceeds from dispositions	—	(1,716)	(356)	(2,486)	(3,555)
Gain (loss) on sales, net	—	131	(3)	173	(97)
Valuation adjustments	—	—	(114)	(383)	(529)
Balance, end of period	$754	$—	$2,019	$754	$2,019

	As of Period End
	December 31, 2016	September 30, 2016	December 31, 2015
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$8,580	$8,816	$7,122
One-to-four family residential	94	35	38
Real estate construction and land development	2,008	2,008	2,414
Consumer	227	681	94
Total nonaccrual loans(1)(2)	10,909	11,540	9,668
Other real estate owned	754	—	2,019
Nonperforming assets	$11,663	$11,540	$11,687

Restructured performing loans(3)	$22,288	$19,728	$20,695
Accruing loans past due 90 days or more	—	—	—
Potential problem loans(4)	87,762	100,972	110,357
Allowance for loan losses to:
Loans receivable, net	1.18%	1.17%	1.24%
Nonperforming loans	284.93%	261.79%	307.67%
Nonperforming loans to loans receivable, net	0.41%	0.45%	0.40%
Nonperforming assets to total assets	0.30%	0.30%	0.32%

(1)	At December 31, 2016, September 30, 2016 and December 31, 2015, $6.9 million, $5.1 million and $6.3 million of nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At December 31, 2016, September 30, 2016 and December 31, 2015, $2.8 million, $3.0 million and $1.3 million of nonaccrual loans were guaranteed by government agencies, respectively.

(3)	At December 31, 2016, September 30, 2016 and December 31, 2015, $682,000, $697,000 and $491,000 of performing troubled debt restructured loans were guaranteed by government agencies, respectively.

(4)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms. At December 31, 2016, September 30, 2016 and December 31, 2015, $1.1 million, $2.2 million and $3.0 million of potential problem loans were guaranteed by government agencies, respectively.

	As of Period End
	December 31, 2016		September 30, 2016		December 31, 2015
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$637,773	24.2%	$638,082	24.8%	$596,726	24.8%
Owner-occupied commercial real estate	558,035	21.1	578,147	22.4%	572,609	23.8
Non-owner occupied commercial real estate	880,880	33.4	802,502	31.1	753,986	31.4
Total commercial business	2,076,688	78.7	2,018,731	78.3	1,923,321	80.0
One-to-four family residential	77,391	2.9	78,253	3.0	72,548	3.0
Real estate construction and land development:
One-to-four family residential	50,414	1.9	52,052	2.0	51,752	2.2
Five or more family residential and commercial properties	108,764	4.1	97,108	3.8	55,325	2.3
Total real estate construction and land development	159,178	6.0	149,160	5.8	107,077	4.5
Consumer	325,140	12.3	330,933	12.8	298,167	12.4
Gross loans receivable	2,638,397	99.9	2,577,077	99.9	2,401,113	99.9
Deferred loan costs, net	2,352	0.1	1,900	0.1	929	0.1
Loans receivable, net	$2,640,749	100.0%	$2,578,977	100.0%	$2,402,042	100.0%

	As of Period End
	December 31, 2016		September 30, 2016		December 31, 2015
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$882,091	27.3%	$865,930	26.7%	$770,927	24.8%
NOW accounts	963,821	29.8	963,827	29.7	917,859	29.5
Money market accounts	523,875	16.2	535,454	16.5	545,342	17.6
Savings accounts	502,460	15.6	508,566	15.7	453,826	14.6
Total non-maturity deposits	2,872,247	88.9	2,873,777	88.6	2,687,954	86.5
Certificates of deposit	357,401	11.1	368,644	11.4	420,333	13.5
Total deposits	$3,229,648	100.0%	$3,242,421	100.0%	$3,108,287	100.0%

	Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$2,572,747	$30,552	4.72%	$2,526,150	$30,915	4.87%	$2,376,399	$30,474	5.09%
Taxable securities	576,663	2,693	1.86	588,749	2,888	1.95	550,284	2,378	1.71
Nontaxable securities (3)	226,681	1,271	2.23	225,994	1,235	2.17	212,295	1,059	1.98
Other interest earning assets	36,381	55	0.60	42,934	76	0.70	114,678	105	0.36
Total interest earning assets	3,412,472	34,571	4.03	3,383,827	35,114	4.13	3,253,656	34,016	4.15
Noninterest earning assets	422,873			408,634			384,025
Total assets	$3,835,345			3,792,461			$3,637,681
Interest Bearing Liabilities:
Certificates of deposit	$362,123	$440	0.48%	$378,407	$468	0.49%	$430,007	$542	0.50%
Savings accounts	505,499	216	0.17	507,523	214	0.17	448,243	129	0.11
Interest bearing demand and money market accounts	1,484,448	589	0.16	1,480,220	587	0.16	1,422,934	596	0.17
Total interest bearing deposits	2,352,070	1,245	0.21	2,366,150	1,269	0.21	2,301,184	1,267	0.22
Junior subordinated debentures	19,679	233	4.71	19,602	221	4.49	19,385	200	4.09
Securities sold under agreement to repurchase	21,467	11	0.20	18,861	10	0.21	24,411	14	0.22
Federal Home Loan Bank advances and other borrowings	18,532	27	0.58	5,618	8	0.57	326	—	—
Total interest bearing liabilities	2,411,748	1,516	0.25	2,410,231	1,508	0.25	2,345,306	1,481	0.25
Demand and other noninterest bearing deposits	886,108			844,468			794,290
Other noninterest bearing liabilities	47,987			44,378			28,904
Stockholders’ equity	489,502			493,384			469,181
Total liabilities and stockholders’ equity	$3,835,345			$3,792,461			$3,637,681
Net interest income		$33,055			$33,606			$32,535
Net interest spread			3.78%			3.88%			3.90%
Net interest margin			3.85%			3.95%			3.97%
(1)    Annualized

(2)	The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3)     Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

	Year Ended
	December 31, 2016			December 31, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$2,489,730	$122,147	4.91%	$2,316,175	$121,687	5.25%
Taxable securities	589,867	11,215	1.90	548,787	9,578	1.75
Nontaxable securities (3)	221,708	4,870	2.20	204,443	4,196	2.05
Other interest earning assets	44,951	280	0.62	80,882	278	0.34
Total interest earning assets	3,346,256	$138,512	4.14%	3,150,287	$135,739	4.31%
Noninterest earning assets	399,269			377,228
Total assets	$3,745,525			$3,527,515
Interest Bearing Liabilities:
Certificates of deposit	$388,286	$1,936	0.50%	$464,277	$2,386	0.51%
Savings accounts	485,482	756	0.16	405,633	445	0.11
Interest bearing demand and money market accounts	1,464,198	2,318	0.16	1,374,757	2,398	0.17
Total interest bearing deposits	2,337,966	5,010	0.21	2,244,667	5,229	0.23
Junior subordinated debentures	19,565	880	4.50	19,271	827	4.29
Securities sold under agreement to repurchase	20,392	42	0.21	23,522	58	0.25
Federal Home Loan Bank advances and other borrowings	13,349	74	0.55	1,777	6	0.34
Total interest bearing liabilities	2,391,272	6,006	0.25%	2,289,237	6,120	0.27%
Demand and other noninterest bearing deposits	829,912			740,718
Other noninterest bearing liabilities	38,464			33,458
Stockholders’ equity	485,877			464,102
Total liabilities and stockholders’ equity	$3,745,525			$3,527,515
Net interest income		$132,506			$129,619
Net interest spread			3.89%			4.04%
Net interest margin			3.96%			4.11%
(1)    Annualized

(2)	The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3)     Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Earnings:
Net interest income	$33,055	$33,606	$33,085	$32,760	$32,535
Provision for loan losses	1,177	1,495	1,120	1,139	1,124
Noninterest income	8,186	9,867	6,576	6,990	7,498
Noninterest expense	26,809	26,818	26,477	26,369	26,769
Net income	9,893	11,039	8,895	9,091	9,493
Basic earnings per common share	$0.33	$0.37	$0.30	$0.30	$0.32
Diluted earnings per common share	$0.33	$0.37	$0.30	$0.30	$0.32
Average Balances:
Total loans receivable, net	$2,572,747	$2,526,150	$2,466,963	$2,391,749	$2,376,399
Investment securities	803,344	814,743	818,446	809,821	762,579
Total interest earning assets	3,412,472	3,383,827	3,325,184	3,262,401	3,253,656
Total assets	3,835,345	3,792,461	3,711,004	3,641,786	3,637,681
Total interest bearing deposits	2,352,070	2,366,150	2,315,481	2,317,699	2,301,184
Demand and other noninterest bearing deposits	886,108	844,468	811,508	776,786	794,290
Stockholders' equity	489,502	493,384	483,987	476,513	469,181
Financial Ratios:
Return on average assets, annualized	1.03%	1.16%	0.96%	1.00%	1.04%
Return on average equity, annualized	8.04%	8.90%	7.39%	7.67%	8.03%
Return on average tangible common equity, annualized	10.84%	11.99%	10.03%	10.48%	11.04%
Efficiency ratio	65.01%	61.69%	66.76%	66.34%	66.87%
Noninterest expense to average total assets, annualized	2.78%	2.81%	2.87%	2.91%	2.92%
Net interest margin	3.85%	3.95%	4.00%	4.04%	3.97%
Average assets per full-time equivalent employee	$5,094	$5,141	$4,993	$4,934	$4,837

	As of Period End
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Balance Sheet:
Total assets	$3,875,077	$3,846,376	$3,756,876	$3,678,032	$3,650,792
Total loans receivable, net	2,609,666	2,548,766	2,496,175	2,429,481	2,372,296
Investment securities	794,645	819,159	815,920	822,171	811,869
Deposits	3,229,648	3,242,421	3,158,906	3,130,929	3,108,287
Noninterest bearing demand deposits	882,091	865,930	820,371	794,516	770,927
Stockholders' equity	481,763	496,012	490,058	480,181	469,970
Financial Measures:
Book value per common share	$16.08	$16.56	$16.34	$16.02	$15.68
Tangible book value per common share	$11.86	$12.33	$12.10	$11.77	$11.41
Stockholders' equity to assets	12.4%	12.9%	13.0%	13.1%	12.9%
Tangible common equity to tangible assets	9.5%	9.9%	10.0%	9.9%	9.7%
Net loans to deposits	81.2%	78.9%	79.2%	77.8%	76.6%
Deposits per branch	$51,264	$51,467	$50,141	$49,697	$46,392
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	1.18%	1.17%	1.13%	1.21%	1.24%
Nonperforming loans	284.93%	261.79%	205.05%	240.14%	307.67%
Nonperforming loans to loans receivable, net	0.41%	0.45%	0.55%	0.50%	0.40%
Nonperforming assets to total assets	0.30%	0.30%	0.41%	0.39%	0.32%
Other Metrics:
Branches	63	63	63	63	67